EXHIBIT 99.1

PRESS RELEASE
August 7, 2025

Arrowhead Pharmaceuticals Reports Fiscal 2025 Third Quarter Results
Conference Call and Webcast Today, August 7, 2025 at 4:30 p.m. ET

PASADENA, Calif., August 7, 2025 — Arrowhead Pharmaceuticals, Inc. (NASDAQ: ARWR) today announced financial results for its fiscal 2025 third quarter ended June 30, 2025. The Company is hosting a conference call today, August 7, 2025, at 4:30 p.m. ET to discuss the results.

“Arrowhead continues to achieve strong execution in discovery, clinical and regulatory, and business development. Our pipeline has become quite mature, with four Arrowhead discovered candidates currently in pivotal Phase 3 studies. In addition, our commercial buildout is designed to make us launch ready on day one, should plozasiran receive regulatory approval on the November 18, 2025, PDUFA date,” said Christopher Anzalone, Ph.D., President and CEO at Arrowhead. “We continue to maintain a strong balance sheet, which we believe gives us the financial resources to move multiple innovative new medicines through the clinical and regulatory process and ultimately get them to the patients who need them.”
Selected Recent Events
•Announced the signing of an asset purchase agreement between Sanofi and Visirna Therapeutics, a majority-owned subsidiary of Arrowhead created to develop and commercialize four of Arrowhead’s investigational cardiometabolic candidates in Greater China. Summary terms of the agreement include:
◦Visirna will receive an upfront payment of $130 million from Sanofi. In addition, Visirna will be eligible to receive further milestone payments of up to $265 million upon approval of plozasiran across various indications in mainland China.
◦Sanofi will receive an exclusive license to develop and commercialize investigational plozasiran in Greater China from Visirna Therapeutics, offering potential treatment to people living with elevated triglycerides.
•Earned a $100 million milestone payment from Sarepta Therapeutics when Arrowhead reached the first of two prespecified enrollment targets and subsequent authorization to dose escalate in a Phase 1/2 clinical study of ARO-DM1, an investigational RNA interference (RNAi) therapeutic for the treatment of type 1 myotonic dystrophy (DM1), the most common adult-onset muscular dystrophy. Arrowhead currently expects to achieve the second enrollment target by the end of 2025, which would trigger an additional $200 million milestone payment from Sarepta.
•Completed enrollment in investigational plozasiran clinical studies SHASTA-3, SHASTA-4, and MUIR-3, the company’s global Phase 3 clinical studies designed to support regulatory submissions for marketing approval in the treatment of severe hypertriglyceridemia. Arrowhead anticipates completing the primary portion of these studies in mid-2026 with topline data expected shortly thereafter and planned submissions for regulatory review and potential approval to follow. The company previously submitted a New Drug Application (NDA) for plozasiran based on positive Phase 3 PALISADE study results in patients with familial chylomicronemia syndrome, which the U.S. FDA has accepted with a Prescription Drug User Fee Act (PDUFA) action date set for November 18, 2025.

•Dosed the first subject in the YOSEMITE Phase 3 clinical trial of zodasiran, the company’s investigational RNAi therapeutic being developed as a potential treatment for homozygous familial hypercholesterolemia (HoFH), a rare genetic condition that leads to severely elevated LDL-cholesterol and early onset cardiovascular disease. Zodasiran is the fourth investigational RNAi-based candidate developed by Arrowhead to reach late-stage pivotal studies, after investigational drugs plozasiran, fazirsiran (licensed to Takeda) and olpasiran (licensed to Amgen).
•Dosed the first subjects in a Phase 1/2a clinical trial of ARO-ALK7, the company’s investigational RNAi therapeutic being developed as a potential treatment for obesity. ARO-ALK7 is designed to intervene in a known pathway that signals the body to store fat in adipose tissue with a novel mechanism of action that may better preserve lean muscle mass compared to currently approved obesity therapies. The study initiates in otherwise healthy obese subjects using single and multiple escalating doses of ARO-ALK7 monotherapy and is expected to progress rapidly to investigate combinations of ARO-ALK7 with tirzepatide in obese patients with and without type 2 diabetes.

Selected Fiscal 2025 Third Quarter Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION
(in thousands, except per share amounts)

	Three Months Ended June 30,
OPERATING SUMMARY	2025	2024
	(Unaudited)
Revenue	$27,767	$—
Operating Expenses:
Research and development	162,368	152,431
General and administrative expenses	30,949	23,710
Total operating expenses	193,317	176,141
Operating loss	(165,550)	(176,141)
Total other (expense) income	(13,539)	2,164
Loss before income tax expense and noncontrolling interest	(179,089)	(173,977)
Income tax (benefit) expense	(437)	—
Net loss including noncontrolling interest	(178,652)	(173,977)
Net loss attributable to noncontrolling interest, net of tax	(3,411)	(3,184)
Net loss attributable to Arrowhead Pharmaceuticals, Inc.	$(175,241)	$(170,793)

Net loss per share attributable to Arrowhead Pharmaceuticals, Inc. - Diluted	$(1.26)	$(1.38)
Weighted-average shares used in calculating - Diluted	139,039	124,199

FINANCIAL POSITION SUMMARY	June 30, 2025	September 30, 2024
	(unaudited)

Cash, cash equivalents and restricted cash	$129,793	$102,685
Available-for-sale securities, at fair value	770,579	578,276
Total cash resources (Cash, cash equivalents and restricted cash and Available-for-sale securities, at fair value)	900,372	680,961
Other current and long-term assets	480,240	458,841
Total Assets	$1,380,612	$1,139,802

Liability related to the sale of future royalties	$360,254	$341,361
Credit Facility	240,332	393,183
Deferred revenue	22,979	—
Other liabilities	237,241	214,195
Total Liabilities	$860,806	$948,739

Total Arrowhead Pharmaceuticals, Inc. Stockholders' Equity	522,313	185,444
Noncontrolling Interest	(2,507)	5,619
Total Noncontrolling Interest and Stockholders' Equity	$519,806	$191,063
Total Liabilities, Noncontrolling Interest and Stockholders' Equity	$1,380,612	$1,139,802

Shares Outstanding	138,144	124,376

Webcast and Conference Call and Details
Investors may access a live audio webcast on the Events and Presentations page under the Investors section of the Arrowhead website. A replay of the webcast will be available approximately two hours after the conclusion of the call.

For analysts that wish to participate in the conference call, please register at https://register-conf.media-server.com/register/BI3955ca6732974874b0bc0ac323811a7f. Once registered, you will receive the dial-in number and a personalized PIN code that will be required to access the call.

About Arrowhead Pharmaceuticals
Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.
For more information, please visit www.arrowheadpharma.com, or follow us on X (formerly Twitter) at @ArrowheadPharma, LinkedIn, Facebook, and Instagram. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this release except for historical information may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “hope,” “intend,” “plan,” “project,” “could,” “estimate,” “continue,” “target,” “forecast” or “continue” or the negative of these words or other variations thereof or comparable terminology are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, expectations for our product pipeline or product candidates, including anticipated regulatory submissions and clinical program results, prospects or benefits of our collaborations with other companies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements include, but are not limited to, statements about the initiation, timing, progress and results of our preclinical studies and clinical trials, including the timing of achievement of the next ARO-DM1 milestone including the timing of achievement of the next ARO-DM1 milestone, and our research and development programs; our expectations regarding the potential benefits of the partnership, licensing and/or collaboration arrangements and other strategic arrangements and transactions we have entered into or may enter into in the future; our beliefs and expectations regarding milestone, royalty or other payments that could be due to or from third parties under existing agreements; including our ability to achieve such milestones on projected timelines (if at all) and receive timely payment if milestones are achieved including our ability to achieve such milestones on projected timelines (if at all) and receive timely payment if milestones are achieved ; and our estimates regarding future revenues, research and development expenses, capital requirements and payments to third parties. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of numerous factors and uncertainties, including the impact of the ongoing COVID-19 pandemic on our business, the safety and efficacy of our product candidates, decisions of regulatory authorities and the timing thereof, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, our ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, the enforcement of our intellectual property rights, and the other risks and uncertainties described in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. We disclaim any intention disclaim any intention to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:
Arrowhead Pharmaceuticals, Inc.
Vince Anzalone, CFA
626-304-3400
ir@arrowheadpharma.com
Investors:
LifeSci Advisors, LLC
Brian Ritchie
212-915-2578
britchie@lifesciadvisors.com
Media:
LifeSci Communications, LLC
Kendy Guarinoni, Ph.D.
724-910-9389
kguarinoni@lifescicomms.com

Source: Arrowhead Pharmaceuticals, Inc.
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